UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2026

ESG INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56532	87-1918342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 East Hillendale Road, Chadds Ford, Pennsylvania 19317

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (267) 467-5871

Securities registered pursuant to Section 12(b) of the Act: None.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 15, 2026, DCG China Limited (“DCG” or the “Seller”), BevPoint Capital LP, a Florida limited partnership (“BevPoint” or the “Buyer”), and ESG Inc. (the “Company”), solely with respect to provisions expressly applicable to the Company, entered into a Control Share Purchase and Transfer Agreement (the “Control Agreement”). Under the Control Agreement, DCG agreed to sell to BevPoint 9,641,110 shares of the Company’s common stock, par value $0.001 per share (the “Control Shares”). The Control Agreement states that the Control Shares represented approximately 61.836% of the Company’s common stock based on the capitalization reflected therein. The Company will not receive any portion of the purchase price.

The purchase price is $250,000, payable by BevPoint to DCG as $125,000 in immediately available funds at the closing (the “Closing”) and a $125,000 promissory note due six months after the Closing Date (the “Buyer Note”). The Closing is subject to the conditions set forth in the Control Agreement, including expiration of the applicable Rule 14f-1 period, effectiveness of the lender agreement referenced therein, completion of the required officer and director transition documentation, and the absence of any injunction or applicable law prohibiting the transfer. As of the date of this report, the Closing has not occurred and there has been no change in control of the Company.

The Control Agreement provides that the Company will prepare, file and transmit any required Schedule 14F-1 information statement after BevPoint supplies the required information concerning its proposed directors. No Buyer-designated change constituting a majority of the Board of Directors will become effective until the applicable Rule 14f-1 period has expired. Subject to that requirement and the other Closing conditions, the incumbent officers and directors are expected to resign and Buyer-designated successors are expected to be appointed at Closing.

The Control Agreement also contemplates a later business combination involving BevPoint’s operating business or another business designated by BevPoint and, in connection therewith, a possible issuance of one share of Series A Control Preferred Stock with voting rights sufficient, together with the Control Shares, to provide Buyer not less than 90% of the Company’s outstanding voting power. The Control Preferred is not consideration for the Control Shares, is not a condition to Closing, and would require separate Board approval of the designation, consideration and issuance.

The Control Agreement also includes transfer restrictions and restoration protections while the Buyer Note remains outstanding. The foregoing description is a summary and is qualified in its entirety by reference to the Control Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2026, the Board of Directors approved new, one-time restricted common stock compensation awards to be issued effective October 15, 2026 in recognition of services rendered and the Company’s transition. The awards became effective on October 15, 2026 and do not revive, extend or continue any prior director or officer compensation arrangement after March 31, 2026.

The awards to the Company’s principal executive officer and principal financial officer are as follows:

Executive Officer	Position / Capacity	Stated Compensation Value	Restricted Shares
Zhi Yang	Chief Executive Officer and Director	$118,000	62,461
Edward F. Gobora	Chief Financial Officer	$30,000	15,880

The awards are restricted securities and are separate from the consideration payable by BevPoint to DCG under the Control Agreement. The 94,045 shares authorized for issuance to all officers and directors in connection with these one-time awards represent approximately 0.60% of the 15,591,376 shares outstanding before giving effect to the issuance. Following issuance of all 94,045 shares, 15,685,421 shares of common stock are outstanding, and the 9,641,110 Control Shares represent approximately 61.47% of the resulting outstanding common stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Control Share Purchase and Transfer Agreement executed October 15, 2026 among DCG China Limited, BevPoint Capital LP and ESG Inc., solely as to provisions applicable to ESG Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESG INC.

Date: October 20, 2026

By:	/s/ Zhi Yang
Name: Zhi Yang
Title: Chief Executive Officer